EXHIBIT 10.9



                              AMENDED AND RESTATED

                     MASTER MORTGAGE LOAN FACILITY AGREEMENT



                                      AMONG



                             CAPSTAR HOTEL COMPANY,
                        CAPSTAR MANAGEMENT COMPANY, L.P.,
                            THE AFFILIATED BORROWERS



                                       AND



                          LEHMAN BROTHERS HOLDINGS INC.







                            DATED AS OF AUGUST , 1996


                    Maximum Facility Amount of $85,000,000.00
- --------------------------------------------------------------------------------

               THIS AMENDED AND RESTATED MASTER MORTGAGE LOAN FACILITY AGREEMENT, dated as of August , 1996, among CAPSTAR HOTEL COMPANY, a Delaware corporation, CAPSTAR MANAGEMENT COMPANY, L.P., a Delaware limited partnership ("CMC"), the AFFILIATE BORROWERS (as hereinafter defined), and LEHMAN BROTHERS HOLDINGS INC., a Delaware corporation (the "Lender").


                              PRELIMINARY STATEMENT
                              ---------------------

        CMC (by way of its assumption of all of the liabilities of EquiStar Hotel Investors, L.P. ("EHI")) is a party to a certain Master Mortgage Loan Facility Agreement dated as of December 21, 1995 (the "Prior Credit Agreement") pursuant to which certain loans were made to the Affiliate Borrowers.

        Lender is the current owner and holder of the Prior Credit Agreement.

        On         , 1996, EHI, CHC and CMC consummated a transaction pursuant
           --------
to which all of the partnership interests of EHI and CMC were contributed to CHC in exchange for shares of the common stock of CHC. Concurrent with such exchange, CHC has contributed all the assets of EHI to CMC and CMC has assumed all of the liabilities of EHI.

        CMC, the Affiliate Borrowers and Lender hereby desire to amend and restate in its entirety the Prior Credit Agreement pursuant to which CMC, the Affiliated Borrowers and Lender agrees to restructure the terms of the Prior Credit Agreement and the obligations of CMC and the Affiliate Borrowers under the Prior Credit Agreement and Lender agrees to restructure the terms of the Prior Credit Agreement, all subject to and upon the terms and conditions of this Agreement.

        WHEREAS, CHC and CMC have requested the Lender to establish this master mortgage loan facility for the purpose of providing financing to Affiliate Borrowers for the acquisition or refinancing of full-service hotel properties, and the financing of capital improvements attendant to hotel properties secured under this Agreement;

        NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

        A. Neither this Agreement nor anything contained herein shall be construed as a substitution or novation of the indebtedness evidenced hereby or of the Prior Credit Agreement, which shall remain in full force and effect, as supplemented, amended and restated as provided herein.

        B. All of the terms, provisions and obligations contained in the Prior Credit Agreement are hereby supplemented, amended and restated in their entirety to read as follows:

                             SECTION 1. DEFINITIONS

        1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

        "Affiliate": with respect to any Person, any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such Person.

        "Affiliate Borrower": each entity listed on Schedule 1 hereto, and
                                                    ----------
otherwise an Affiliate of CMC (a) which is designated as an Affiliate Borrower by CMC with the consent of the Lender and (b) which has delivered to the Lender an Affiliate Borrower Request.

        "Affiliate Borrower Notice and Designation": a notice and designation, substantially in the form of Exhibit A hereto, which may be delivered by CMC to the Lender and which shall identify an Affiliate Borrower and shall be accompanied by an Affiliate Borrower Loan Request.

        "Affiliate Borrower Loan Request": a request for a Loan in the form of Exhibit B hereto delivered by an Affiliate Borrower to the Lender.
- ---------

        "Affiliate Borrower's Obligations": with respect to each Affiliate Borrower, the unpaid principal of, interest on (including, without limitation, interest accruing after the maturity of the Loan made to such Affiliate Borrower and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Affiliate Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), and all other obligations and liabilities of such Affiliate Borrower to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection


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with, this Agreement or any Loan Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, or expenses (including, without limitation, all fees, charges and disbursements of counsel to the Lender that are required to be paid by such Affiliate Borrower pursuant to this Agreement, or any Loan Document or otherwise).

        "Aggregate Outstanding Eurodollar Loans": at any time, the aggregate principal amount of all Eurodollar Loans made by the Lender then outstanding.

        "Agreement": this Amended and Restated Master Mortgage Loan Facility Agreement, as amended, supplemented or otherwise modified from time to time.

        "Applicable Eurodollar Spread": as defined in Section 2.4 (b) hereof.

        "Assignee": as defined in Section 10.7 hereof.

        "Available Eurodollar Commitment": at any time of determination, an amount equal to the Lender's Eurodollar Commitment at such time minus the Aggregate Outstanding Eurodollar Loans at such time.

        "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, except that, when used in connection with a Eurodollar Loan with respect to which LIBOR is determined based upon the Wall Street Journal Rate in accordance with the definition of LIBOR, "Business Day" shall mean any Business Day on which dealings in foreign currencies and exchange between banks may be carried on in London, England and New York, New York.

        "Capital Lease": with respect to any Person, any obligation of such Person to pay rent or other amounts under a lease with respect to any property (whether real, personal or mixed) acquired or leased by such Person that is required to be accounted for as a liability on a balance sheet of such Person in accordance with GAAP.

        "Closing": shall mean the execution and delivery of the Loan Documents for, and the funding of, a particular Loan.

        "Closing Date": the day on which the Closing of a particular Loan occurs, which day shall be a Business Day.

        "CMC's Obligations": all obligations and liabilities of CMC and CHC to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, or expenses (including, without limitation, all fees, charges and disbursements of counsel to the Lender that are required to be paid by CMC and CHC pursuant to this Agreement or otherwise).

        "Commitment Period": the period from and including the date hereof to but not including the Commitment Termination Date or such earlier date on which the Eurodollar Commitment shall terminate as provided herein.

        "Commitment Termination Date": 75 days from the date hereof.

        "Debt Service": the payments of principal (other than the principal balance at maturity, unless past due) and interest due under the Loan Agreements and the Notes for all of the Loans collectively for the 12 calendar month period immediately following the calculation (including past due amounts, if any).

        "Default": any of the events specified in Section 8 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

        "Default Rate": as defined in Section 2.4 (d) hereof.

        "Deferred Interest": as defined in Section 2.4 (c) hereof.

        "Distribution": any dividends, distributions, return of capital to any stockholders, general or limited partners or members, other payments, distributions or delivery of property or cash to stockholders, general or limited partners or members, or any redemption, retirement, purchase or other acquisition, directly or indirectly, of any shares of any class of capital stock now or hereafter outstanding (or any options or warrants issued with respect to capital stock), any general or limited partnership interest, or the setting aside of any funds for the foregoing.

        "Dollars" and "$": dollars in lawful currency of the United States of America.

        "EBITDA": with respect to any Person for any period, earnings (or losses) before interest and taxes of such Person and its Affiliates for such period plus, to the extent deducted in computing such earnings (or losses) before interest and taxes, depreciation and amortization expense, all as determined on a consolidated basis with respect to such Person and its Affiliates in accordance with GAAP; provided, however, EBITDA shall exclude earnings or losses resulting from (i) cumulative changes in accounting practices, (ii) discontinued operations, (iii) extraordinary items, (iv) net income of any entity or property for the period prior to acquisition, (v) net income not readily convertible into Dollars or remittable to the United States of America, and (vi) net income from corporations, partnerships, associations, joint ventures or other entities in which such Person or its Affiliates has a minority interest, except to the extent actually received.

        "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder, as from time to time in effect.

        "Eurodollar Commitment": the obligation of the Lender to make Eurodollar Loans to Affiliate Borrowers hereunder in an aggregate principal amount up to Eighty Five Million and 00/100 Dollars ($85,000,000.00).

        "Eurodollar Loan": any loan made by the Lender hereunder on which the rate of interest applicable thereto is based upon LIBOR.

        "Eurodollar Note": a promissory note executed and delivered by an Affiliate Borrower to the Lender evidencing such Affiliate Borrower's obligation to repay a Eurodollar Loan to it hereunder.

        "Event of Default": any of the events specified in Section 8 hereof, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

        "Excess Proceeds": the excess, if any, of the Net Proceeds of a Mortgaged Property over the aggregate amount of the Obligations of the Affiliate Borrower (excluding Obligations related to Mortgaged Properties not owned by such Affiliate Borrower and existing solely by reason of the cross-collateralization provisions of Section 4 hereof) selling or refinancing such Mortgaged Property which are paid and discharged in connection with the sale or refinancing.

        "Fixed Charges": means real property taxes and assessments, insurance costs, servicing fees, Capital Leases, and preferred stock dividends.

        "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.

        "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.




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

        "Indebtedness": with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) obligations, contingent or otherwise, of such Person in connection with (i) letter of credit or bankers' acceptance facilities and (ii) interest rate swap agreements, interest rate cap agreements or similar arrangements used by a Person to fix or cap a floating rate of interest to a negotiated maximum rate or amount, or other similar facilities including currency swaps, (c) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default may be limited to repossession or sale of such property), (e) all obligations of such Person to pay rent or other amounts under a Capital Lease, (f) all indebtedness referred to in clause (a), (b), (c), (d) or (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, and (g) all Indebtedness of others guaranteed by such Person. For purposes of this Agreement, the amount of any Indebtedness referred to in clause (b)(ii) of the preceding sentence shall be the amounts, including any termination payments, required to be paid to a counterparty rather than any notional amount with regard to which payments may be calculated.

        "Interest Payment Date": the last day of each Interest Period and the date on which payment in full of the unpaid principal amount of a Loan is to be made.

        "Interest Period": with respect to each Loan (a) in the case of the first Interest Period, the period commencing on the Closing Date of such Loan and ending on the first day of the calendar month following the date thereof, and (b) in the case of all other Interest Periods, beginning on the last day of the immediately preceding Interest Period and ending on first day of the following calendar month, provided that:

               (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day; and

               (ii) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

        "LIBOR", with respect to the relevant Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest one-sixteenth (1/16) of one (1%) percent) reported on the date two Business Days prior to the first day of such Interest Period, in The Wall Street

Journal as the London Interbank Offered Rate for U.S. dollar deposits having a term comparable to such Interest Period and in an amount of $1,000,000 or more (or if The Wall Street Journal shall cease to be publicly available or if the information contained in The Wall Street Journal, in the Lender's reasonable judgment, shall cease to accurately reflect such London Interbank Offered Rate, then LIBOR shall be as reported by any publicly available source of similar market data selected by the Lender that, in the Lender's reasonable judgment, accurately reflects such London Interbank Offered Rate).

        "Lien": with respect to any asset, any mortgage, pledge, security interest, lien, charge or other encumbrance whatsoever.

        "Loan": a Eurodollar Loan.

        "Loan Agreement": the Loan Agreement for each Loan referred to in
Section 3.4 (a) hereof.

        "Loan Documents": with respect to any particular Loan, as defined in the Loan Agreement for such Loan.

        "Material Adverse Effect": a material adverse effect on (a) the financial condition or business prospects of CMC, CHC or the Affiliate Borrowers (or any of them), as the case may be or (b) the validity or enforceability of this Agreement or the transactions contemplated hereby

        "Maturity Date": the ninetieth (90th) day following the date hereof; provided, however, the maturity date may be extended for an additional sixty
(60) days (i) provided that no Event of Default has occurred and is continuing,
(ii) provided that CHC, CMC and each Affiliate Borrower provides written notice of its election to extend the maturity date at least thirty (30) days prior to the original maturity date, and (iii) at the time such extension notice is given, Lender is paid an extension fee equal to One (1%) Percent of the maximum Eurodollar Commitment.

        "Mortgage": with respect to any particular Loan, the Mortgage, Deed of Trust, Assignment of Leases and Rents and Security Agreement given to the Lender to secure such Loan, as required by Section 3.4 (b) hereof.

        "Mortgaged Property": with respect to any particular Loan, as defined in the Loan Agreement for such Loan.

        "Net Proceeds":with respect to the sale or refinancing of a Mortgaged Property, the


                                       7
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aggregate amount of consideration paid therefor (which consideration shall consist solely of cash), in the case of a sale, or the aggregate principal amount of the new loan or loans secured thereby, in the case of a refinancing, in each case less the reasonable out-of-pocket costs and expenses of the transaction actually incurred by the applicable Affiliate Borrower. The term "reasonable out-of-pocket costs and expenses of the transaction" shall include brokerage commissions and expenses, marketing expenses, the fees and expenses of attorneys, accountants, appraisers, surveyors and other professionals providing necessary services, state and municipal transfer taxes and recording fees in connection with a sale, mortgage recording taxes and recording fees in connection with a refinancing, title search costs and title insurance premiums in connection with a sale or refinancing, reserves for capital improvements and replacements of furniture, fixtures and equipment required by the lender providing refinancing to the extent such reserves exceed the amount of reserves for such items then required or held by the Lender, commitment and other loan fees, to the extent actually deducted from the proceeds of a refinancing, and any other expenses reasonably approved by the Lender, all of which items shall be reasonable or customary in amount.

        "Non-Excluded Taxes": as defined in Section 2.9 hereof.

        "Note": a Eurodollar Note.

        "Obligations": the Affiliate Borrower's Obligations and CMC's Obligations, or any of them.

        "Participant":  as defined in Section 10.6 hereof.

        "Payee": with respect to any Note, the Lender or any subsequent holder of the Note.

        "Person": an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

        "Prepayment Date": as defined in Section 2.5 hereof.

        "Prime Rate": the rate of interest per annum publicly announced from time to time by Citibank, N.A. as its base rate in effect at its principal office in New York City (each change in the Prime Rate to be effective on the date such change is publicly announced). If Citibank N.A. ceases to announce a base rate, Prime Rate shall mean the rate of interest published in The Wall Street Journal from time to time as the Prime Rate. If more than one Prime Rate is published in The Wall Street Journal for a day, the average of the Prime Rates shall be used, and such average shall be rounded up to the nearest one-quarter of one percent (1/4%).



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

        "Release Price": the amount required to be paid to the Lender in connection with the sale or refinancing of a Mortgaged Property, which amount shall be the greatest of (i) 100% of the Net Proceeds of the sale or refinancing, and (ii) 125% of the then unpaid principal balance of the Loan secured by the Mortgage affecting such Mortgaged Property.

        "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its property or assets is subject.

        "Responsible Officer": (i) in the case of a corporation, the President or Chief Executive Officer, the Chief Financial Officer, the Vice President and Treasurer or the Vice President and Controller, (ii) in the case of a partnership, a general partner, and (iii) in the case of a limited liability company, a managing member; provided, however, that the foregoing shall be treated as Responsible Officers only to the extent they are authorized to undertake the actions required of such Responsible Officers under this Agreement.

        "Securities": as defined in Section 10.16(b) hereof.

        "Servicer": any servicer of the Loans selected by the Lender (including any successor servicer).

        "Transactions": as defined in Section 5.2 hereof.

        "Transferee": as defined in Section 10.8 hereof.

        1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any instrument, certificate or other document made or delivered pursuant hereto.

        (b) As used herein and in any instrument, certificate or other document made or delivered pursuant hereto, accounting terms relating to CHC, CMC and the Affiliate Borrowers not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP unless otherwise indicated.

        (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, Schedule and Exhibit references are to this Agreement unless otherwise


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

specified.

        (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

        SECTION 2.  AMOUNT AND TERMS OF MASTER MORTGAGE LOAN FACILITY

        2.1 Commitment. Subject to the terms and conditions hereof, the Lender agrees to make Eurodollar Loans in an aggregate principal amount up to EIGHTY-FIVE MILLION DOLLARS ($85,000,000. Eurodollar Loans paid or prepaid hereunder may not be reborrowed.

        2.2 Amount and Types of Loans; Frequency of Borrowing. Each Eurodollar Loan shall be in a principal amount requested by the Affiliate Borrower, which shall be in the aggregate minimum amount of Five Million Dollars ($5,000,000.00) or any integral multiple of One Hundred Thousand Dollars ($100,000.00) in excess thereof. A particular Affiliate Borrower may borrow only one Eurodollar Loan with respect to a Mortgaged Property; except, that, additional Eurodollar Loans may be made to an Affiliate Borrower to finance approved capital improvements. No Eurodollar Loan shall be made after the Commitment Termination Date.

        2.3 Repayment of Principal; Evidence of Debt. (a) Each Loan hereunder shall be stated to mature and the principal amount thereof shall be repayable in full on the Maturity Date.

        (b) An Affiliate Borrower's obligation to repay each Eurodollar Loan made to it hereunder shall be evidenced by a Eurodollar Note, with appropriate insertions therein.

        2.4 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period at a rate per annum equal to LIBOR determined for such Interest Period plus the Applicable Eurodollar Spread. Interest on each Eurodollar Loan shall be calculated on the basis of a year of 360-days for actual days elapsed. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period and shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to Section 2.4 (d) shall be payable from time to time on demand. .

        (b) As used herein, the term "Applicable Eurodollar Spread" shall mean 225 basis points (2.25%).

        (c) INTENTIONALLY OMITTED

        (d) Upon the occurrence and continuance of any Event of Default, the Eurodollar Loan, and all other amounts due on the CMC Obligations and the Affiliate Borrower Obligations


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

shall bear interest at a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law; and (ii) the greater of (A) the rate which would otherwise be applicable hereunder plus three percent (3%) or (B) the Prime Rate plus four percent (4%) (the lesser of such rates in (i) or (ii), the "Default Rate"). This provision shall not be construed as an agreement or privilege to extend the date of the payment of any Loan or any of the CMC Obligations or the Affiliate Borrower Obligations, nor as a waiver of any other right or remedy accruing to the Lender by reason of the occurrence of any Event of Default.

        (e) The Lender shall as soon as practicable notify the relevant Affiliate Borrower of each determination of a Eurodollar Rate, which determination shall be conclusive and binding on the Affiliate Borrowers and CMC in the absence of manifest error.

        2.5 Optional Prepayments. Subject to the provisions of the Loan Agreement relating thereto and Section 4.2 hereof, the principal balance of any Eurodollar Note hereunder may be prepaid, in whole or part, upon: (a) not less than 10 days notice to the holder of such Notes specifying the scheduled payment date on which prepayment is to be made (the "Prepayment Date"); (b) payment of accrued interest on the Note to and including the Prepayment Date; and (c) payment of all other sums then due under the Note and on any CMC Obligations and Affiliate Borrower Obligations in connection with the Loan evidenced by such Note (excluding Obligations related to Mortgaged Properties not owned by such Affiliate Borrower and existing solely by reason of the cross-collateralization provisions of Section 4 hereof). If a notice of prepayment is given to the Lender, such notice shall be irrevocable and the applicable Loan (or portion thereof in the case of a partial prepayment) shall be due and payable on the Prepayment Date, as if such date were the Maturity Date hereunder.

        2.6 Acceleration Deemed Prepayment. If following the occurrence of any Event of Default, an Affiliate Borrower tenders payment of an amount sufficient to satisfy all amounts due under each Note made by it at any time prior to a judicial or non-judicial foreclosure sale or sale pursuant to a power of sale under or in connection with any of the Loan Documents (as defined in the Loan Agreement relating to the Loan evidenced by such Notes) and prior to the time prepayment of the principal balance of such Notes is permitted hereunder, such Affiliate Borrower shall, in addition to such amounts due under said Notes, also pay to the holder of such Notes an amount equal to the sum of all sums payable under Section 2.5 hereof.

        2.7  INTENTIONALLY OMITTED.

        2.8 Payments. (a) All payments (including prepayments) to be made by an Affiliate Borrower or CMC in connection herewith, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Lender, at the Lender's office at 3


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World Financial Center, New York, New York 10285, or, if Lender so elects, to the Servicer at a location designated by the Servicer, in Dollars and in immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

        2.9 Taxes. (a) Unless otherwise required by applicable law, all payments made by the CMC and the Affiliate Borrowers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposes, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franCHCse taxes imposed on the Lender or any Transferee as a result of a present or former connection between the Lender (or Transferee) and the jurisdiction of the Governmental Authority imposing such tax or any political subdivisions or taxing authority thereof or therein (other than any such connection arising solely from the Lender (or Transferee) having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement, any Loan Document or any documents in connection therewith). If any such non-excluded taxes, levies, imposes, duties, charges, fees deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Lender (or Transferee) hereunder, the amount so payable to the Lender (or Transferee) shall be increased to the extent necessary to yield to the Lender (or Transferee) (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the amounts payable pursuant to this sentence to any Transferee shall in no event exceed the amounts that would have been payable pursuant to this sentence to the Lender. Whenever any Non-Excluded Taxes are payable by CMC or any Affiliate Borrower, as promptly as possible thereafter CMC or such Affiliate Borrower shall indemnify the Lender (or Transferee) for any incremental taxes, interest or penalties that may become payable by the Lender (or Transferee) as a result of any such failure. The obligations contained in this Section 2.9 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                       SECTION 3. BORROWING PROCEDURES AND REQUIREMENTS

        3.1 Affiliate Borrower Notice and Designation; Affiliate Borrower Loan Request. If CMC desires the Lender to make a Loan hereunder to an Affiliate Borrower, CMC shall deliver to the Lender an Affiliate Borrower Notice and Designation for the Affiliate Borrower for which such Loan is requested. Any such Affiliate Borrower Notice and Designation shall be deemed conclusive evidence of CHC's and the Affiliate Borrowers' approval of the making of the Loan corresponding to such request and no further consent shall be required from such


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

entities. Such Notice and Designation shall be accompanied by an Affiliate Borrower Loan Request, signed by a Responsible Officer of the Affiliate Borrower.

        3.2 Lender's Review Procedure. Upon receipt of an Affiliate Borrower Loan Request, the Lender shall promptly commence its review of the proposed Loan and the property proposed to be acquired, refinanced or improved with the proceeds thereof. CMC and the Affiliate Borrower requesting the Loan shall cooperate with the Lender in its review process and shall promptly deliver to the Lender such information and copies of all documents relating to the proposed transaction that are required to be delivered pursuant to this Section 3 or which the Lender may request. Provided that CMC and the Affiliate Borrower so cooperate with the Lender and promptly deliver all required or requested information and documents, the Lender shall use reasonable efforts to complete its review process within thirty (30) days after receipt of the Affiliate Borrower Loan Request (provided, however, that the Lender shall have no liability to the Borrower for any failure to complete such review within such period).

        3.3 Conditions Precedent to the Making of Loans. The Lender's obligation to make a Loan to an Affiliate Borrower is conditioned on the following:

        a.  The execution and delivery of the documents listed in Section 3.4.

        b. The review and approval by the Lender and its counsel of the following:

                1. all leases, licenses and other agreements for the occupancy of all or any part of the Mortgaged Property;

                2. the hotel management agreement for the Mortgaged Property (if any);

                3. any contracts relating to the operation of the Mortgaged Property and capital improvements thereto;

                4. the franchise agreement for the Mortgaged Property;

                5. a "comfort letter" from the franchisor (if any) with respect to the Mortgaged Property;

                6. all financial statements, operating information and operating and capital budgets for the Mortgaged Property;

                7. title materials (including copies of any easements, covenants and restrictions affecting the Mortgaged Property), the adequacy of ingress to and egress from the Mortgaged Property, and the necessity for and sufficiency of any easements; and

                8. any other information, documents, reports and papers relating to the Mortgaged Property or the Loan as the Lender or its counsel deems necessary or desirable in connection with a Loan.

        c. Receipt by the Lender of (i) copies of the Affiliate Borrower's organizational documents and other documents evidencing the Affiliate Borrower's ownership structure, (ii) satisfactory documentation confirming that the Affiliate Borrower is a duly formed legal entity having the power to enter into the transaction, and that the Loan Documents for the Loan have been duly authorized by the Affiliate Borrower.

        d. The Lender's receipt and approval of a Phase I environmental assessment of the Mortgaged Property, (and, if required by the Lender upon its review of the Phase I assessment, a Phase II environmental assessment of the Mortgaged Property) which assessment(s), to the extent appropriate for a Phase I or Phase II assessment, as the case may be, shall (i) disclose any existing or potential hazardous material contamination and physical conditions that may result in such contamination at the Mortgaged Property, (ii) include the results of all sampling or monitoring to determine the nature and scope of existing or potential hazardous material contamination at the Mortgaged Property, including the results of leak detection tests for each underground storage tank at the Mortgaged Property, (iii) describe response actions appropriate to remedy any existing or potential hazardous material contamination, and (iv) estimate the cost of such response actions. If any such report discloses the presence of any such hazardous materials, the Lender shall not be required to make the Loan.

        e. The Lender's receipt of an ALTA lender's policy of title insurance in the principal amount of the Loan (with such co-insurance and/or reinsurance as the Lender may require), together with such endorsements as the Lender may require (to the extent the same are available), in favor of and satisfactory to the Lender, from an insurer or insurers satisfactory to the Lender. Such policy shall certify that the Affiliate Borrower is the owner of a fee simple or leasehold interest in the Mortgaged Property, as applicable, shall insure that the Mortgage constitutes a first lien on the Mortgaged Property, and shall contain no exceptions to title other than those approved by the Lender and its counsel.

        f. The receipt and approval by the Lender and its counsel of a current ALTA survey of the Mortgaged Property, prepared by and certified to the Lender by a licensed surveyor satisfactory to the Lender, with the certificate dated not more than thirty days prior to the Closing Date.

        g. Receipt by the Lender of evidence that the Property is not located in a special flood hazard area.

        h. If requested, the Lender's receipt and approval of a report from a licensed soil engineer describing the soil conditions at the Property.

        i. Satisfactory evidence of utility access and the Mortgaged Property's compliance with all laws, rules, and requirements of governmental authorities (including those relating to health and safety, building codes, environmental matters, zoning, and disabled persons).

        j. The Lender's receipt and approval of such information as it may require as to the physical condition of the Mortgaged Property (including environmental conditions), including such arCHItects' and engineers' reports as the Lender may request.

        k. Receipt by the Lender of the insurance policies or certificates of insurance issued by the carrier(s) with respect to the required insurance coverage set forth in the Loan Documents.

        l. The Lender's receipt of satisfactory opinions of counsel (i) covering, among other things, (A) the validity and enforceability of the obligations of the Affiliate Borrower and CMC under the Loan Documents, (B) the legal status of the Affiliate Borrower and CMC, and (C) the due authorization, execution and delivery by the Affiliate Borrower of the Loan Documents, (ii) stating, without qualification, to counsel's best knowledge, after appropriate inquiry, that the Affiliate Borrower's and CMC's execution and delivery of the Loan Documents and the performance of their respective obligations thereunder shall not violate or cause the Affiliate Borrower or CMC to be in default under any other instrument or document to which it is a party, and (iii) stating, without qualification, that the Loan does not violate any usury laws.

        m. The Lender's determination that from and after the date of the most recent financial statements reviewed by the Lender, there has been no material adverse change in the business, operations or financial condition of the Borrower, the Affiliate Borrower or the Mortgaged Property.

        n. All taxes and assessments affecting the Mortgaged Property which are due and payable as of the Closing Date, whether or not the same are payable in installments or constitute a lien, shall have been paid in full.

        o. All representations and warranties contained in this Agreement and the Loan Documents for the Loan then being made shall be true and correct in all material respects as of the Closing Date. No Default or Event of Default shall have occurred and be continuing on such Closing Date or shall occur after giving effect to the borrowing of the Loan requested to be made on such Closing Date.

        p. The conditions precedent concerning CMC in Section 6 hereof shall have been satisfied.

        q. Any other requirements or conditions contained in any of the Loan Documents shall have been satisfied.

        All of the foregoing items shall be satisfactory in form and substance to the Lender and its counsel. The cost of any item referred to in this Section
3.3 shall be paid or reimbursed by the Affiliate Borrower .

        In the case of a Loan with respect to a Mortgaged Property which was previously acquired or refinanced with the proceeds of an outstanding Eurodollar Loan and which is made to finance approved capital improvements, the foregoing clauses (b) (1), (2), (4), (5) ,(7), (d), (f), (g), (h), and (i) shall not apply, clause (c)(i) shall apply only to documents entered into subsequent to the date of the applicable Eurodollar Loan, and the conditions contained in clause (e) shall be satisfied by the delivery to the Lender of a new title insurance policy (or an endorsement to the Lender's existing title insurance policy) dated as of the date of the additional Loan and containing no additional exceptions other than those contained in the title insurance policy previously delivered to the Lender or otherwise approved by the Lender.

        3.4 Loan Documents for each Loan. At the Closing of a Loan, the Affiliate Borrower and any other applicable party shall execute, acknowledge (to the extent required) and deliver to the Lender the following Loan Documents with respect to such Loan:

        (a) the Loan Agreement between the Lender and the Affiliate Borrower;

        (b) the Mortgage, Deed of Trust, Assignment of Leases and Rents and Security Agreement by the Affiliate Borrower, as mortgagor, to the Lender, as mortgagee;

        (c) the Note evidencing the Loan made by the Affiliate Borrower, as maker, to the order of the Lender, as payee;

        (d) Assignment of Leases and Rents from the Affiliate Borrower, as assignor, to the Lender, as assignee;

        (e)  Security Agreement between the Lender and the Affiliate Borrower;

        (f) appropriate UCC-1 financing statements, executed by the Affiliate Borrower, as debtor, and the Lender, as secured party;

        (g) Environmental Indemnity Agreement among the Affiliate Borrower, CMC and the Lender;

        (h) Assignment of Contracts, Licenses, Permits, Agreements, Warranties and Approvals from the Affiliate Borrower, as assignor, to the Lender, as assignee;

        (i) Consent, Subordination and Recognition Agreement (Management Agreement) among the Affiliate Borrower, the Lender and the manager with respect to the management agreement for the Mortgaged Property; and

        (j) any other instruments or documents with respect to the Loan that may be reasonably required by the Lender or its counsel.

        The Documents referred to in clauses (a) through (e) and (g) through (i) above shall be substantially in the form previously adopted by Lender under the Prior Credit Agreement, with such changes (i) as may be necessary or desirable under the laws of the state in which the Mortgaged Property is located or which are requested by the Lender's local counsel in such state, or (ii) which may be reasonably required by the Lender or its counsel in light of the amendments contained herein and the particular Mortgaged Property being financed. All other instruments and documents shall be in form and substance reasonably satisfactory to the Lender and its counsel.

        3.5 Brokerage Commissions. CHC, CMC and the applicable Affiliate Borrower, jointly and severally, shall indemnify and hold the Lender harmless from and against any loss, damage, claim, liability and expense (including, without limitation, attorneys' fees and expenses) arising out of, or in connection with, brokerage commissions or finder's fees (and any expenses claimed by any broker or finder) due or alleged to be due in connection with a Loan. The provisions of this Section 3.5 shall survive the making and repayment of such Loan and the termination of this Agreement.

        3.6 Lender's Discretion. Except as may be expressly provided to the contrary and except to the extent inconsistent with the foregoing provisions of this Section 3, all decisions or determinations to be made by the Lender under this Section 3 shall be at the Lender's sole and absolute discretion.

                       SECTION 4. CROSS-COLLATERALIZATION AND RELEASES

        4.1 Cross-Collateralization. Each of the Mortgages and related security documents shall secure (i) all of CMC's Obligations, and (ii) the Obligations of all of the Affiliate Borrowers. Upon the occurrence of an Event of Default or a default beyond any applicable grace period under any Loan Document relating to any Loan, the Lender may exercise its rights and remedies under this Agreement and/or under the Mortgage and the other Loan Documents relating to any one or more of the Loans, and may proceed against any one or more of the Mortgaged Properties in one or more parcels and in such manner and order as the Lender may elect. CHC, CMC and each Affiliate Borrower hereby irrevocably releases and waives, to the extent permitted by law, any right to have any Mortgaged Property (or any portion thereof) marshaled upon the foreclosure of any of the Mortgages or the exercise of any other rights or remedies available to the Lender.

        4.2. Right to Release of a Mortgaged Property. In connection with a bona-fide sale or refinancing of a Mortgaged Property in a transaction with an unaffiliated third party, an Affiliate Borrower shall be entitled to the release of such Mortgaged Property from the provisions of Section 4.1 of this Agreement and the lien of the Mortgage and related security documents for other Loans, upon receipt by the Lender of the Release Price for such Mortgaged Property, provided that the Affiliate Borrower which owns such Mortgaged Property shall give the Lender at least 10 days' prior written notice of the requested release of such Mortgaged Property (which notice shall constitute a prepayment notice for the purpose of Section 2.5 hereof).

        4.3.  INTENTIONALLY OMITTED.

                    SECTION 5. REPRESENTATIONS AND WARRANTIES

        To induce the Lender to enter into this Agreement and to make the Loans, CHC and CMC hereby represent and warrant, and each Affiliate Borrower by its execution and delivery of a Affiliate Borrower Loan Request represents and warrants (to the extent specifically applicable to such Affiliate Borrower), to the Lender that:

        5.1 Organization; Powers. CHC, CMC and each Affiliate Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business in all material respects as now conducted and as proposed to be conducted, (c) is qualified to do business in every jurisdiction where such qualification is required, and (d) has the power and authority to execute, deliver and perform its obligations under this Agreement, any Loan Document and each other agreement or instrument contemplated hereby to which it is or will be a party and to borrow hereunder.

        5.2 Authorization. The execution, delivery and performance by CHC, CMC and each Affiliate Borrower of this Agreement and the Loan Documents and the borrowings and other transactions contemplated hereby (collectively, the "Transactions") (a) have been duly authorized by all requisite corporate or other organizational action and, if required, stockholder, partner or member action and (b) will not (i) violate (A) any provision of law, statute, material rule or material regulation, or of the certificate or articles of incorporation, partnership agreement or certificate, operating agreement or other constitutive documents of CHC, CMC or any Affiliate Borrower, (B) any material order of any Governmental Authority or (C) any provision of any material indenture, material agreement or other material instrument to which CHC, CMC or any Affiliate Borrower is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (iii) except as contemplated hereby or by the Loan Documents, result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by CHC, CMC or any Affiliate Borrower, as applicable.

        5.3 Enforceability. This Agreement has been duly executed and delivered by CHC, CMC and each Affiliate Borrower and constitutes a legal, valid and binding obligation of CHC, CMC and each Affiliate Borrower enforceable against CHC, CMC and each Affiliate Borrower in accordance with its terms, except as enforceability may be limited by (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or similar laws relating to or affecting creditors' rights generally and (b) general principles of equity.

        5.4 Governmental Approvals. No action, consent or approval of, registration or filing with, or any other action by, any Governmental Authority is or will be required in connection with the Transactions, except such as have been made or obtained and are in full force and effect.

        5.5 Financial Statements. CHC and CMC have heretofore furnished to the Lender its audited consolidated financial statement for the quarter-annual period ended June 30, 1996 and such financial statements present fairly the financial position, results of operations, cash flows and changes in equity of CHC and CMC and its consolidated subsidiaries in accordance with GAAP.

        5.6 No Material Adverse Change. There has been no development or event which has had a Material Adverse Effect on CHC or CMC since the end of the quarter-annual period referred to in Section 5.5.

        5.7 No Material Litigation, etc. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of CHC, CMC and each Affiliate Borrower, threatened by or against CHC, CMC or any of the Affiliate Borrowers or against any of its or their respective properties, assets or revenues as of the date hereof (a) with respect to this Agreement or any of the Transactions, or (b) which involves a material risk of an adverse decision which would materially restrict the ability of CHC, CMC or any Affiliate Borrower to comply with its respective obligations under this Agreement or any of the Loan Documents.

        (b) None of CHC, CMC or the Affiliate Borrowers is in violation of any law, rule or regulation, or in default with respect to any order, judgment, writ, injunction or decree of any Governmental Authority, where such violation or default has resulted or could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

        5.8 Investment Company Act, etc. Neither CHC, CMC nor any Affiliate Borrower is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in the Public Utility Holding Company Act of 1935 or subject to regulation under such Act or the Federal Power Act.

        5.9 Tax Returns. Each of CHC, CMC and the Affiliate Borrowers has filed or caused to be filed all Federal, state and local tax returns required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it except taxes, assessments, fees, liabilities, penalties or charges that are being contested in good faith by appropriate proceedings and for which CHC, CMC or an Affiliate Borrower shall have set aside on its books reserves in accordance with GAAP.

        5.10 No Material Misstatements. No written information, report, financial statement, exhibit or schedule furnished by or on behalf of CHC, CMC or any Affiliate Borrower to the Lender in connection with this Agreement or the Transactions or included herein or delivered pursuant hereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading.

        5.11 ERISA. CHC, CMC and each Affiliate Borrower is in compliance with all material provisions of ERISA, except to the extent that all failures to be in compliance could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

        5.12 Use of Proceeds. Except as otherwise contemplated by the Loan Documents, the proceeds of all Loans will be used by the Affiliate Borrower for the acquisition or refinancing of hotel properties or loans secured by hotel properties, and the making of capital improvements to the Mortgaged Properties.

        5.13 Stock. CHC lists all of its outstanding shares of stock on the New York Stock Exchange. SECTION 6. CONDITIONS PRECEDENT CONCERNING CMC

        6.1 Conditions to Initial Loan. The agreement of the Lender to make Loans requested to be made by it is subject to the satisfaction, on or prior to the date of such Loan, of the following conditions precedent:

        (a) Organizational Documents. The Lender shall have received true and complete copies of the organizational documents of CHC and CMC.

        (b) Legal Opinions. The Lender shall have received a favorable opinion concerning the execution, delivery and perform of CHC's and CMC's Obligations hereunder from counsel to CHC and CMC in form an substance satisfactory to the Lender and its counsel.

                              SECTION 7. COVENANTS

        7.1 Covenants Generally. CHC, CMC and each Affiliate Borrower by its execution and delivery of an Affiliate Borrower Loan Request agrees that, so long as the Commitment remains in effect, any Loan remains outstanding and unpaid or any other amount is owing to the Lender hereunder, it shall:

        (a) Existence; Business and Properties. (i) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as would not cause or result in a Default or Event of Default under this Agreement.

        (ii) Do or cause to be done all things reasonably necessary to preserve and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business.

        (b) Financial Statement, Reports, etc. Furnish to the Lender the financial statements and other information required to be delivered under the Loan Agreements for particular Loans and other information regarding the operations, business affairs and financial condition of CHC, CMC or any Affiliate Borrower, or compliance with the terms of this Agreement, as the Lender may reasonably request. Without limiting the generality of the foregoing, CHC and CMC shall deliver to the Lender (i) within 50 days of the end of each calendar quarter, quarterly consolidated financial statements of CHC and CMC (including a balance sheet, statement of profit and loss and any other quarterly financial statements prepared by CMC) certified by a senior financial officer of CHC as true, correct and complete as of the end of and for such period (subject to normal year-end adjustments), and having been prepared in accordance with GAAP, consistently applied, and (ii) within 100 days after the end of each fiscal year of CHC and CMC, annual consolidated financial statements of CHC and CMC (including a balance sheet, statement of profit and loss and any other annual financial statements prepared by CMC) prepared by an independent certified public accountant acceptable to Lender. Such annual financial statements of CHC and CMC shall be prepared in accordance with GAAP, consistently applied, and certified on an audit basis by such independent certified public accountant.

        (c) Notices. Promptly give notice to the Lender of the occurrence of any Default or Event of Default.

        7.2 Appraisal. If the Lender elects in its sole discretion to obtain one or more appraisals of a particular Mortgaged Property, the Affiliate Borrower which owns such Mortgaged Property shall pay the cost of the first appraisal of such Mortgaged Property.

        7.2 Stock. CHC shall maintain in good standing its listing of all outstanding shares of stock on the New York Stock Exchange.

        7.3 Minimum Net Worth. The minimum net worth of CHC shall at all times be equal to at least $125,000,000.00, plus 75% of the aggregate proceeds received from subsequent equity offerings by CMC or its Affiliates, calculated on a GAAP basis.

        7.4 Dividends/Distributions. CHC and its Affiliates shall not make any Distributions during any period that the Obligations remain outstanding.

        7.5 Maximum Total Indebtedness. The maximum combined total indebtedness of CHC and its Affiliates (as determined on a consolidated basis in accordance with GAAP) shall not exceed at any time 50% of the lesser of (i) the gross book value of CHC's and its Affiliates' assets (as reflected on CHC's consolidated financial statements, calculated in accordance with GAAP), or (ii) the market value of the combined assets of CHC and its Affiliates, calculated as cash and cash equivalents, plus actual trailing twelve month EBITDA of the Mortgaged Properties (adjusted to include replacement reserves of 4% of gross hotel revenues) divided by an appropriate capitalization rate determined by Lender.

        7.6 Coverage Ratios. (a) The ratio of (x) actual consolidated EBITDA of CHC its Affiliates (without duplication) for any period of twelve consecutive months (less minimum replacement reserves of 4% of gross hotel revenues) to (y) Debt Service, shall not be less than 2.0 to 1.0.

        (b) The ratio of (x) actual consolidated EBITDA (adjusted to include minimum replacement reserves of 4% of gross hotel revenues) of CHC and its Affiliates for any period of twelve consecutive months to (y) the sum of Debt Service plus Fixed Charges of CHC and its Affiliates for such period shall not be less than 1.75 to 1.0.

        7.7 Other Debt. CMC, CHC and the Affiliated Borrowers shall not create, incur, assume or suffer to exist, directly or indirectly, any guaranteed, recourse or unsecured debt in excess of Five Million Dollars ($5,000,000.00).

        7.8 CHC Operations. All business operations of CHC shall be performed solely through CMC. All net proceeds derived from an equity or debt offering of CHC shall be promptly distributed to CMC.

        7.9 Organizational Documents. Until all Obligations are paid in full, CMC, CHC and the Affiliate Borrowers shall not amend or modify any of their respective organizational documents after the date hereof without first obtaining the written consent of Lender, which may be granted or denied in Lender's sole and absolute discretion.

        7.10 Restriction on Fundamental Changes. Without the prior written consent of Lender, which consent may be withheld in the sole and absolute discretion of Lender, (a) CMC shall not, nor will CMC permit any Affiliate to enter into any merger, consolidation, reorganization, liquidation, transfer or otherwise dispose of greater than an aggregate of 5% of their properties or properties which contribute greater than an aggregate of 5% of the consolidated net income in any year ("Substantial Properties"), except for transactions between CMC and subsidiaries wholly owned by CMC, (b) CMC shall not, nor will CMC permit any Affiliate to sell or transfer any Substantial Property (whether in single or multiple transactions) in order to lease as lessee such Substantial Property, or other property similar to such Substantial Property, (c) CMC and CHC shall not, nor will CMC or CHC permit any Affiliate to acquire, own, operate, develop, or manage properties other than hospitality properties, and
(d) CHC shall not enter into any merger or consolidation following which CHC or an entity wholly owned by CHC is no longer the sole general partner and majority shareholder of CMC, or a merger or consolidation where CHC shall own less than a 51% direct or indirect interest in CMC.

                          SECTION 8. EVENTS OF DEFAULT

               If any of the following events shall occur and be continuing:

        (a) (i) CHC, CMC or any Affiliate Borrower shall (A) fail to pay any principal of any Loan when due or (B) fail to pay any interest on any Loan, or any fee or other amount payable hereunder or under any Loan Document, within ten Business Days after any such interest, fee or other amount becomes due in accordance with the terms hereof or thereof; or

        (b) Any representation or warranty made or deemed made by EHI, CHC, CMC or any Affiliate Borrower herein, in any Loan Document, or which is contained in any certificate, document or financial or other statement furnished by it at any time pursuant to or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made, or CHC, CMC or any other party to the Loan shall fail to perform or observe any agreement, covenant or obligation arising under Section 7 of this Agreement; or

        (c) CHC, CMC or any Affiliate Borrower shall default in the observance or performance of any other agreement contained in this Agreement and such default shall continue unremedied for a period of 30 days after written notice thereof shall have been given to CHC, CMC or such Affiliate Borrower by the Lender (or, if such default is not reasonably susceptible of cure within 30 days, for such longer period, not to exceed an additional 60 days, as may be reasonably required therefor, provided that CHC, CMC or such Affiliate Borrower, as the case may be, commences the cure of such default within such 30 day period and thereafter diligently and continuously prosecutes such cure to completion); or

        (d)  If an Event of Default shall occur under any other Loan Document;
             or

        (e) CHC, CMC or any Affiliate Borrower shall default in the payment of any principal or interest, regardless of amount, due in respect of any Indebtedness in an aggregate principal amount of $250,000 or more, when and as the same shall become due and payable (after the expiration of any applicable grace period); or

        (f) An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of CMC, CHC or any Affiliate Borrower, or of a substantial part of the property or assets of CMC, CHC or any Affiliate Borrower, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law,
(ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for CMC, CHC or any Affiliate Borrower or for a substantial part of the property or assets of CMC, CHC or any Affiliate Borrower or (iii) the winding-up or liquidation of CMC, CHC or any Affiliate Borrower; and such proceeding or petition shall continue undismissed for 90 days or a final non-appealable order or decree approving or ordering any of the foregoing shall be entered; or

        (g) CMC, CHC or any Affiliate Borrower shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title II of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (f) of this Section 8, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for CMC, CHC or any Affiliate Borrower or for a substantial part of the property or assets of CMC, CHC or any Affiliate Borrower, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

        (h) One or more final, non-appealable judgments for the payment of money in an aggregate amount of $250,000 or more shall be rendered by a court of competent jurisdiction against CHC, CMC or any Affiliate Borrower or any combination of CHC, CMC and any Affiliate Borrower and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of CHC, CMC or any Affiliate Borrower to enforce any such judgment; or

        (i) The guarantee contained in Section 9 shall cease, for any reason, to be in full force and effect or CHC or CMC shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (f) or (g) above with respect to CHC and CMC, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all fees and other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) the Lender may, by notice to CHC or CMC declare the Commitment to be terminated forthwith, whereupon the Commitment shall immediately terminate, and (ii) the Lender may, by notice to CHC and CMC and any or all of the Affiliate Borrowers, declare all of CMC's Obligations and any or all of the Affiliate Borrower's Obligations (including the Loans and all fees and other amounts owing under this Agreement and the Loan Documents) to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 8, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

                              SECTION 9. GUARANTEE

        9.1 Guarantee. (a) In order to induce the Lender to execute and deliver this Agreement and to make or maintain the Loans, and in consideration thereof, CHC and CMC hereby jointly and severally, unconditionally and irrevocably guarantee, each as primary obligor and not merely as surety, to the Lender, the prompt and complete payment and performance by each Affiliate Borrower when due (whether at stated maturity, by acceleration or otherwise) of the Affiliate Borrower's Obligations, and CHC and CMC further agree to pay any and all expenses which may be paid or incurred by the Lender in enforcing, or obtaining advice of counsel in respect of, any of their rights under the guarantee contained in this Section 9. The guarantee contained in this Section 9 shall remain in full force and effect until the Affiliate Borrower's Obligations are paid in full and the Commitment is terminated, notwithstanding that from time to time prior thereto any Affiliate Borrower may not be obligated to the Lender.

        (b) No partner or principal of CHC or CMC shall become personally liable for the payment of CMC's obligations under this Section 9 and the Lender agrees that in no event shall any monetary or deficiency judgment be sought or secured against any such partner or principal.

        9.2 No Subrogation, Contribution, Reimbursement or Indemnity. Notwithstanding anything to the contrary in the Section 9, CHC and CMC hereby irrevocably waive all rights which may have arisen in connection with the guarantee contained in this Section 9 to be subrogated to any of the rights (whether contractual, under the Bankruptcy Code, under common law or otherwise) of the Lender against any Affiliate Borrower. So long as the Affiliate Borrower's Obligations remain outstanding, if any amount shall be paid by or on behalf of any Affiliate Borrower or any other Person to CHC or CMC on account of any of the rights waived in this Section 9.2, such amount shall be held by CHC or CMC in trust, segregated from other funds of CHC and CMC, and shall, forthwith upon receipt by CHC or CMC, be turned over to the Lender, to be applied against the Affiliate Borrower's Obligations, whether matured or unmatured, in such order as the Lender may determine. The provisions of this
Section 9.2 shall survive the term of the guarantee contained in this Section 9 and the payment in full of the Affiliate Borrower's Obligations and the termination of the Commitments.

        9.3 Amendments, etc. with respect to the Affiliate Borrower Obligations. CHC and CMC shall remain obligated under this Section 9 notwithstanding that, without any reservation of rights against CHC or CMC, and without notice to or further by CHC or CMC, the liability of any other party upon or for any part of an Affiliate Borrower's Obligations, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Lender, and this Agreement and any other documents execute and delivered in connection herewith may be amended, modified, supplemented or terminated, in whole or in part, as the Lender may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Lender for the payment of the Affiliate Borrower's Obligations may be sold, exchanged, waived, surrendered or released. The Lender shall not have any obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Affiliate Borrower's Obligations or for the guarantee contained in this
Section 9 or any property subject thereto.

        9.4 Guarantee Absolute and Unconditional. CHC and CMC waive any and all notice of the creation, renewal, extension or accrual of any of the Affiliate Borrower's Obligations and notice of or proof of reliance by the Lender upon the guarantee contained in this Section 9 or acceptance of the guarantee contained in this Section 9; the Affiliate Borrower's Obligations, and each of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived in reliance upon the guarantee contained in this
Section 9; and all dealings between CHC, CMC or the Affiliate Borrowers, on the one hand, and the Lender, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this
Section 9. CHC, CMC waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon CHC, CMC or any Affiliate Borrower with respect to the Affiliate Borrower's Obligations. The guarantee contained in this Section 9 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement, any of the Affiliate Borrower's Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Lender, (b) the legality under applicable Requirements of Law of repayment by the relevant Affiliate Borrower of any the Affiliate Borrower's Obligations or the adoption of any Requirement of Law purporting to render any of the Affiliate Borrower's Obligations null and void, (c) any defense, set-off or counterclaim (other than a defense of payment or performance by the applicable Affiliate Borrower) which may at any time be available to or be asserted by CHC or CMC against the Lender, or (d) any other circumstance whatsoever (with or without notice to or knowledge of CHC, CMC or any Affiliate Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Affiliate Borrower for any of the Affiliate Borrower's Obligations, or of CHC, or of CMC under the guarantee contained in this Section 9, in bankruptcy or in any other instance. When the Lender is pursuing its rights and remedies under this Section 9 against CHC or CMC, the Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against any Affiliate Borrower or any other Person or against any collateral security or guarantee of the Affiliate Borrower's Obligations or any rights of offset with respect thereto, and any failure by the Lender to pursue such other rights or remedies or to collect any payments from any Affiliate Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Affiliate Borrower or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve CHC and CMC of any liability under this Section 9, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter law, of the Lender against CHC and CMC.

        9.5 Reinstatement. The guarantee contained in this Section 9 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or part thereof, of any of the Affiliate Borrower's Obligations is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Affiliate Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Affiliate Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

        9.6 Payments. CHC and CMC hereby agree that any payments in respect of any Affiliate Borrower's Obligations pursuant to this Section 9 will be paid to the Lender without setoff or counterclaim at the office of the Lender located at 3 World Financial Center, New York, New York 10285 or as Lender may otherwise direct.

        9.7 Independent Obligations. The obligations of CHC and CMC under the guarantee contained in this Section 9 are independent of the obligations of each Affiliate Borrower, and a separate action or actions may be brought and prosecuted against CHC and CMC whether or not the relevant Affiliate Borrower be joined in any such action or actions. CHC and CMC waive, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the relevant Affiliate Borrower or other circumstance which operates to toll any statute of limitations as to such Affiliate Borrower shall operate to toll the statute of limitations as to CHC and CMC.

        9.8 Joint and Several. This guarantee is the joint and several obligation and liability of CHC and CMC.

                            SECTION 10. MISCELLANEOUS

        10.1 Amendments and Waivers. This Agreement, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of CHC, CMC or any Affiliate Borrower or the Lender, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

        10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being sent by registered or certified mail, postage prepaid, or one Business Day after delivery to a reputable overnight courier service, or, in the case of telecopy notice, when received, addressed as follows in the case of CHC, CMC and the Lender, as set forth in the relevant Affiliate Borrower Notice and Designation in the case of the Affiliate Borrowers or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the obligations owning hereunder:

   CHC/CMC:           CapStar Management Company, L.P.
                      [c/o CapStar Hotels, Inc.
                      1010 Wisconsin Avenue, N.W., Suite 650
                      Washington, DC 20007
                      Attention: Mr. Paul Whetsell]

   Lender:            LEHMAN BROTHERS HOLDINGS INC.
                      3 World Financial Center
                      New York, New York 10285
                      Attention: Mr. Joseph J. Flannery

        10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender any right, remedy or power or privilege hereunder shall operate as a waiver thereof; nor shall nay single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, power and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

        10.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

        10.5 Payment of Expenses. Each of CHC, CMC, and as applicable, each Affiliate Borrower agrees (a) to pay or reimburse the Lender for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and any other documents prepared in connection herewith, and the consummation and administration of the transactions contemplated hereby and thereby (including, without limitation, the fees and disbursements of the Servicer and of counsel to the Lender, (b) to pay or reimburse the Lender for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under or relating to this Agreement and the Loans, and (c) to pay, indemnify, and hold the Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any such other documents and the Loan Documents, and (d) to pay, indemnify, and hold the Lender harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, including reasonable fees and disbursements of counsel incurred by or asserted against such Lender which arise out of or in connection with any claim, litigation or proceeding relating to this Agreement, any Loan, any such other documents, any actual or proposed use of proceeds of any Loan or any of the Transactions (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), provided, that neither CHC, CMC nor any Affiliate Borrower shall have any obligation hereunder to the Lender with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Lender, its agents, servants or employees. The agreements in this Section
10.5 shall survive the termination of this Agreement and repayment of the Loans and the payment of all other amounts payable hereunder.

        10.6 Participations. The Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more Persons (each, a "Participant") participating interests in any Loan hereunder or any other interest of the Lender hereunder. In the event of any such sale by the Lender of a participating interest to a Participant, the Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged. The Lender shall remain solely responsible for the performance hereof and shall remain the holder of any such obligation owing to it hereunder for all purposes under this Agreement, and CHC, CMC and the Affiliate Borrowers shall continue, and shall have the right to continue, to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement. Each Affiliate Borrower agrees that, while an Event of Default shall have occurred and be continuing, if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement and the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a lender under this Agreement.

        10.7 Assignments. The Lender may, in the ordinary course of its business and in accordance with applicable law, at any time and from time to time assign to any other Person (each, an "Assignee") all or any part of its rights (but not its obligations) under this Agreement and the Loans.

        10.8 Delivery of Information to Transferees. CHC, CMC and each Affiliate Borrower authorizes the Lender to disclose to any Participant, or Assignee (each, a "Transferee") and any prospective Transferee (whether or not, in the case of any Person that is a prospective Transferee, such Person in fact becomes a Transferee), any and all financial information, operating and other information in the Lender's possession concerning CHC, CMC and the Affiliate Borrowers which has been delivered to the Lender by or on behalf of CHC, CMC or any of the Affiliate Borrowers pursuant to this Agreement or which has been delivered to the Lender in connection with the Lender's credit evaluation of CHC, CMC, the Affiliate Borrowers and the Transactions.

        10.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with CMC and the Lender.

        10.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        10.11 Integration. This Agreement, together with the Loan Documents, represents the agreement of CHC, CMC, the Affiliate Borrowers and the Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Lender relative to subject matter hereof not expressly set forth or referred to herein or in the Loan Documents.

        10.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

        10.13 Submission To Jurisdiction; Waivers. CHC, CMC and each Affiliate Borrower hereby irrevocably and unconditionally:

               (a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgement in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

               (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

               (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Borrower at its address referred to in Section 10.2 hereof or at such other address of which the Lender shall have been notified pursuant thereto;

               (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

               (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

        10.14 Acknowledgments. CHC, CMC and each Affiliate Borrower hereby acknowledges that:

        (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement:

               (b) the Lender has no fiduciary relationship with or duty to CHC, CMC or any Affiliate Borrower arising out of or in connection with this Agreement, and the relationship between Lender, on one hand, and CHC, CMC and the Affiliate Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

               (c) the Lender, by entering into this Agreement or by taking any action hereunder, shall not be deemed a partner of or joint venturer with CHC, CMC or any Affiliate Borrower. CHC, CMC and the Affiliate Borrowers shall indemnify and hold the Lender harmless from all costs, expenses, damages, losses and liabilities resulting from any interpretation of the relationship of such parties and the Lender which is inconsistent with the foregoing. The provisions of this Section 10.14
        (c) shall survive the making and repayment of any Loan and the termination of this Agreement.

        10.15 WAIVERS OF JURY TRIAL. EACH OF CHC, CMC, THE AFFILIATE BORROWERS AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN.

        10.16 Confidentiality. The Lender agrees to keep confidential any written or oral non-public information (a) provided to it by or on behalf of CHC,CMC or any Affiliate Borrower pursuant to or in connection with this Agreement or (b) obtained by the Lender based on a review of the books and records of CHC, CMC or any Affiliate Borrower; provided that nothing herein shall prevent the Lender from disclosing any such information (i) to any Transferee or prospective Transferee so long as delivery of such information is made subject to the requirement that such information be kept confidential in the manner contemplated by this Section 10.16, (ii) to its employees involved in the administration of this Agreement and its directors, agents, attorneys, accountants and other professional advisors (each of which shall be instructed to hold the same in confidence), (iii) upon the request or demand of any Governmental Authority having jurisdiction over the Lender, (iv) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (v) which has been publicly disclosed other than in breach of this Agreement, or (vi) in connection with the exercise of any of the Lender's remedies hereunder.

        10.16 Further Assurances. (a) CHC, CMC and each Affiliate Borrower shall, at its expense and without expense to the Lender, execute, acknowledge and deliver such further instruments, assignments, notices and assurances as the Lender shall, from time to time, require for the better assuring, assigning, and confirming to the Lender the rights granted to the Lender hereunder and under the Loan Documents, or for carrying out the intention or facilitating the performance of the terms of this Agreement.

        (b) CHC, CMC and the Affiliate Borrowers acknowledge that the Lender may sell or otherwise transfer one or more of the Loans to a party who may pool the Loan with a number of other loans and to have the holder of such loans grant participations therein or issue one or more classes of Mortgage Backed, Pass-Through Certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement (the "Securities"). The Securities may be rated by one or more national rating agencies. In this regard, CHC, CMC and the Affiliate Borrowers agree to make available to the Lender all information concerning their business and operations which the Lender reasonably requests. The Lender may share such information with the investment banking firms, rating agencies, accounting firms, law firms and other third-party advisory firms involved with the pertinent Loan or Loans or the Securities. It is understood that the information so provided to the Lender may ultimately be incorporated into the offering documents for the Securities and thus such information may be disclosed to various investors. The Lender and all of the aforesaid third-party advisors and professional firms shall be entitled to rely on the information supplied by, or on behalf of, CHC, CMC and the Affiliate Borrowers.

        10.17 Binding Effect; Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of CHC, CMC, the Affiliate Borrowers and the Lender, all future permitted holders of the obligations hereunder and their respective successors and permitted assigns, except that neither CHC, CMC nor any Affiliate Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.

                  [remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

              CAPSTAR HOTEL COMPANY
              [provide signature block]

              CAPSTAR MANAGEMENT COMPANY, L.P.
              [provide signature block]


              EQUISTAR LATHAM COMPANY, L.L.C.
              EQUISTAR BELLEVUE COMPANY, L.L.C.
              EQUISTAR COLORADO COMPANY, L.L.C.
              EQUISTAR SCHAUMBURG COMPANY, L.L.C.
              EQUISTAR CLEVELAND COMPANY, L.L.C.
              EQUISTAR IRVINE COMPANY, L.L.C.
              EQUISTAR BALLSTON COMPANY, L.L.C.
              EQUISTAR ATLANTA COMPANY, L.L.C.
              EQUISTAR ATLANTA GP COMPANY, L.L.C.
              EQUISTAR ATLANTA LP COMPANY, L.L.C.
              EQUISTAR SOMERSET COMPANY, L.L.C.

              By: [provide signature block]

              LEPERCQ ATLANTA RENAISSANCE PARTNERS, L.P.
              [provide signature block]

              EQUISTAR ARLINGTON PARTNERS, L.P.
              [provide signature block]

              LEHMAN BROTHERS HOLDINGS INC.


              By:___________________________
                   Name:
                   Title:

                                ACKNOWLEDGMENTS

                                                                 EXHIBIT A



                    AFFILIATE BORROWER NOTICE AND DESIGNATION
                    -----------------------------------------


To:     LEHMAN BROTHERS HOLDINGS INC.

From:  CAPSTAR MANAGEMENT COMPANY, L.P.

Date:


        1. This Affiliate Borrower Notice and Designation is being delivered to you pursuant to Section 3.1 of the Amended and Restated Master Mortgage Loan Facility Agreement, dated as of August __ , 1996, among CAPSTAR HOTEL COMPANY, CAPSTAR MANAGEMENT COMPANY, L.P., each Affiliate Borrower (as defined therein) and LEHMAN BROTHERS HOLDINGS INC (as the same may be amended, supplemented or otherwise modified from time to time, the "Master Agreement"). Terms defined in the Master Agreement and used herein shall have the meanings given to them in the Master Agreement.

        2. The effective date of this Affiliate Borrower Notice and Designation will be __________________, 199_ .

        4. Please be advised that the following CMC Affiliate is hereby designated as a Affiliate Borrower and such Affiliate Borrower is authorized to use the loan facilities provided for under the Master Agreement up to the aggregate amount set forth opposite its name below:


Name and Address
of Affiliate Borrower                       Maximum Borrowing Amount
- ---------------------                       ------------------------

                                    CAPSTAR MANAGEMENT COMPANY, L.P.
                                    By:
                                            a General Partner


                                     By:___________________________
                                     Name:
                                     Title:

                                                                     EXHIBIT B

                         AFFILIATE BORROWER LOAN REQUEST


To:     LEHMAN BROTHERS HOLDINGS INC.

From:   [NAME OF AFFILIATE BORROWER]

Date:

        1. This Affiliate Borrower Loan Request is being delivered to you pursuant to the Amended and Restated Master Mortgage Loan Facility Agreement, dated as of August __, 1996, among CAPSTAR HOTEL COMPANY, CAPSTAR MANAGEMENT COMPANY, L.P., each Affiliate Borrower (as defined therein) and LEHMAN BROTHERS HOLDINGS INC (as the same may be amended, supplemented or otherwise modified from time to time, the "Master Agreement"). Terms defined in the Master Agreement and used herein shall have the meanings given to them in the Master Agreement.

        2. The undersigned refers to the Affiliate Borrower Notice and Designation effective ______________, 19__ (the "Effective Date") delivered by CMC to you in which the undersigned is designated an Affiliate Borrower and hereby confirms that by its execution of this Affiliate Borrower Loan Request, the undersigned acknowledges that it has received a copy of the Master Agreement, confirms that the representations and warranties contained in the Master Agreement are true and correct as to the undersigned as of the Effective Date hereof and agrees that, from and after the Effective Date, it shall be a party to the Credit Agreement and shall to be bound, as an "Affiliate Borrower", by all of the provisions thereof.

        3.     Proposed Loan Amount:               $_________________

        4.     Description of Mortgaged Property:

               ------------------------------------------------------------

               ------------------------------------------------------------

               ------------------------------------------------------------

        5.     Anticipated Closing Date:    ________________, 199_.

                                    [NAME OF AFFILIATE BORROWER]

                                    By: ___________________________
                                    Title:___________________________

                                   SCHEDULE 1
                                   ----------


                           CURRENT AFFILIATE BORROWERS
                           ---------------------------

EQUISTAR LATHAM COMPANY, L.L.C.
EQUISTAR BELLEVUE COMPANY, L.L.C.
EQUISTAR COLORADO COMPANY, L.L.C.
EQUISTAR SCHAUMBURG COMPANY, L.L.C.
EQUISTAR CLEVELAND COMPANY, L.L.C.
EQUISTAR IRVINE COMPANY, L.L.C.
EQUISTAR BALLSTON COMPANY, L.L.C.
EQUISTAR ATLANTA GP COMPANY, L.L.C.
EQUISTAR ATLANTA COMPANY, L.L.C.
EQUISTAR ATLANTA LP COMPANY, L.L.C.
EQUISTAR SOMERSET COMPANY, L.L.C.
LEPERCQ ATLANTA RENAISSANCE PARTNERS, L.P.
EQUISTAR ARLINGTON PARTNERS, L.P.